Exhibit 5b under Form N1-A
                                       Exhibit 10 under Item 601/Reg. S-K


                           FEDERATED INSURANCE SERIES

                             SUB-ADVISORY AGREEMENT


     THIS AGREEMENT is made between Federated Advisers, a Delaware business trust (hereinafter referred to as "Adviser") and Federated Global Research Corp., a Delaware corporation having its principal place of business in New York, New York (hereinfter referred to as the "Sub-Adviser").

                                   WITNESSETH:

      That the parties hereto, intending to be legally bound hereby agree as follows:

      1. Sub-Adviser hereby agrees to furnish to Adviser in its capacity as investment adviser to Federated Utility Fund II (the "Fund"), a portfolio of Federated Insurance Series ("Trust"), such investment advice, statistical and other factual information, as may from time to time be reasonably requested by Adviser for the Fund which may be offered in one or more classes of shares ("Classes").

      2. For its services under this Agreement, Sub-Adviser shall receive from Adviser an annual fee ("the Sub-Advisory Fee"), as set forth in the exhibits hereto. In the event that the fee due from the Trust to the Adviser on behalf of the Fund is reduced in order to meet expense limitations imposed on the Fund by state securities laws or regulations, the Sub-Advisory Fee shall be reduced by one-half of said reduction in the fee due from the Trust to the Adviser on behalf of the Fund.

      Notwithstanding any other provision of this Agreement, the Sub-Adviser may from time to time and for such periods as it deems appropriate, reduce its compensation (and, if appropriate, assume expenses of the Fund or Class of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Trust on behalf of the Fund, voluntarily declare to be effective.

      3. This Agreement shall begin for a Fund on the date that the parties execute an exhibit to this Agreement relating to such Fund and shall continue in effect for a Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.

      4. Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund on sixty (60) days' written notice to Sub-Adviser; or (b) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to the Agreement.

      5. This Agreement shall automatically terminate:
            (a) in the event of its assignment (as defined in the Investment Company Act of 1940); or (b) in the event of termination of the Investment Advisory Contract for any reason whatsoever.

      6. So long as both Adviser and Sub-Adviser shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Investment Company Act of 1940) to the Fund except as provided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.

      Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 3 of this Agreement or Paragraph 6 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 6.

      7. This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons, as defined in Section 2(a)(19) of the Investment Company Act of 1940, of any such party at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund.

                                    Exhibit A

                           Federated Insurance Series

                            Federated Utility Fund II

                              Sub-Advisory Contract


      For all services rendered by Sub-Adviser hereunder, Sub-Adviser shall receive from the Adviser an allocable portion of each Fund's investment advisory fee. Such allocation shall be based on the amount of foreign securities which Sub-Adviser is managing for each Fund. The Sub-Advisory Fee shall be accrued daily, and paid daily as set forth in the Primary Advisory Contract dated December 1, 1993.

      This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers this 1st day of June, 1997.



ATTEST:                                FEDERATED ADVISERS


/s/ Stephen A. Keen                    By:/s/ J. Christopher Donahue
Stephen A. Keen                            J. Christopher Donahue
Secretary                                  President



                                       FEDERATED GLOBAL RESEARCH
                                           CORP.




/s/ Stephen A. Keen                    By:/s/ William D. Dawson, III
Stephen A. Keen                            William D. Dawson, III
Secretary                                  Executive Vice President